As filed with the Securities and Exchange Commission on April 1, 2024
Registration No. 333-218386 Registration No. 333-237811 Registration No. 333-249878 Registration No. 333-253616 Registration No. 333-257319 Registration No. 333-267752 Registration No. 333-272731
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-218386
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-237811
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-249878
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-253616
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-257319
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-267752
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-272731
UNDER THE SECURITIES ACT OF 1933
__________________

DASEKE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	47-3913221 (I.R.S. Employer Identification No.)
15455 Dallas Parkway, Suite 550 Addison, Texas (Address of principal executive offices)	75001 (Zip code)
__________________

DASEKE, INC. 2017 OMNIBUS INCENTIVE PLAN
INDUCEMENT EQUITY AWARDS
(Full title of the plans)
__________________

Josiane M. Langlois
Daseke, Inc.
15455 Dallas Parkway, Suite 550
Addison, Texas
(972) 248-0412

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mark A. Scudder, Esq.
Heidi Hornung-Scherr, Esq.
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Daseke, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:
1.
Registration Statement on Form S-8 (No. 333-218386), which was filed by the Registrant with the SEC on May 31, 2017, registering 4,950,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Daseke, Inc. 2017 Omnibus Incentive Plan (the “Plan”);

2.
Registration Statement on Form S-8 (No. 333-237811), which was filed by the Registrant with the SEC on April 23, 2020, registering 798,400 shares of Common Stock issuable pursuant to certain employment inducement awards;

3.
Registration Statement on Form S-8 (No. 333-249878), which was filed by the Registrant with the SEC on November 5, 2020, registering 112,300 shares of Common Stock issuable pursuant to certain employment inducement awards;

4.	Registration Statement on Form S-8 (No. 333-253616), which was filed by the Registrant with the SEC on February 26, 2021, registering 5,000,000 shares of Common Stock issuable under the Plan;
5.	Registration Statement on Form S-8 (No. 333-257319), which was filed by the Registrant with the SEC on June 23, 2021, registering 4,800,000 shares of Common Stock issuable under the Plan;
6.
Registration Statement on Form S-8 (No. 333-267752), which was filed by the Registrant with the SEC on October 5, 2022, registering 339,286 shares of Common Stock issuable pursuant to certain employment inducement awards; and

7.	Registration Statement on Form S-8 (No. 333-272731), which was filed by the Registrant with the SEC on June 16, 2023, registering 3,900,000 shares of Common Stock issuable under the Plan.
On April 1, 2024, pursuant to the Agreement and Plan of Merger, dated as of December 22, 2023, by and among the Registrant, TFI International Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (“Parent”), and Diocletian MergerCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect, wholly owned subsidiary of Parent.
As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the  Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on April 1, 2024.*
DASEKE, INC.

By:	/s/ Josiane M. Langlois
Name:	Josiane M. Langlois
Title:	Authorized Officer
* Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments to the Registration Statements.